Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements of I.D. Systems, Inc. on Form S-8 (Nos. 333-87973, 333-134142, 333-134138, 333-144709, 333-185084 and 333-185085) and on Form S-3 (Nos. 333-116144 and 333-187644) of our report dated March 27, 2015 with respect to our audits of the consolidated balance sheets of I.D. Systems, Inc. as of December 31, 2013 and 2014, and the related consolidated statements of operations, comprehensive loss, changes in stockholders’ equity, cash flows and schedule for each of the years in the three-year period ended December 31, 2014, which reports appear in the December 31, 2014 annual report on Form 10-K of I.D. Systems, Inc.

/s/ EisnerAmper LLP

Iselin, New Jersey
March 27, 2015